                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

          This Separation Agreement and General Release ("Agreement") is made and entered into this 17th day of January, 2003, by and between Globecomm Systems Inc. (hereinafter the "Company" or "Employer") and G. Patrick Flemming ("Employee") (hereinafter collectively referred to as the "Parties"), and is made and entered into with reference to the following facts.

                                    RECITALS

          WHEREAS, Employee was hired by the Company on or about November 5, 2001, as a Corporate Vice President, Sales and Marketing; and

          WHEREAS, the Company and Employee have agreed to terminate their employment relationship effective Friday, January 17, 2003 (the "Termination Date"); and

          WHEREAS, the Parties each desire to resolve any potential disputes which exist or may exist arising out of Employee's employment with the Company and/or the termination thereof.

          NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

          1. Agreement By the Company. In exchange for Employee's agreement to be bound by the terms of this entire Agreement, including but not limited to the Release of Claims in paragraph 3, the Company agrees:

          a. to provide Employee with a lump-sum payment in the amount of two hundred fifty thousand dollars ($250,000), less statutory deductions and withholdings, to be paid on the first regularly scheduled payroll date following the Effective Date, as defined below; and

          b. to provide Employee with monthly payments of five thousand five hundred fifty five dollars ($5,555), less statutory deductions and withholdings, for thirty six (36) months commencing July 1, 2003. In the event that Employee secures Alternate Employment with a total annual compensation of at least two hundred thousand dollars prior to July 1, 2003, the monthly payments provided for herein shall not commence, and the Company shall be under no obligation to make such payments. In the event that Employee secures Alternate Employment with a total annual compensation of at least two hundred thousand dollars subsequent to July 1, 2003, the monthly payments provided for herein shall cease immediately, at that time.

          Employee acknowledges that, absent this Agreement and notwithstanding any prior written agreements with the Company, he has no legal, contractual or other entitlement to the consideration set forth in this paragraph and that the amounts set forth in this paragraph constitute valid and sufficient consideration for Employee's release of claims and other obligations set forth herein.

          2. Agreement by the Employee. In exchange for the payments described in paragraph 1 above, Employee agrees to be bound by the terms of this entire Agreement, and further agrees to provide the Company with written notification immediately upon his securing alternate employment.

          3. Release of Claims. Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys' fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act.

          4. Acceptance of Agreement/Revocation. This Agreement was received by Employee on January 17, 2003. Employee may accept this Agreement by returning a signed original to the Company by no later than February 7, 2003. This Agreement shall be withdrawn if not accepted in the above manner on or before February 7, 2003. Employee shall have seven (7) days after signing this Agreement to revoke it by delivering written confirmation of revocation to the Company within the seven (7) day period.

          5. Confidentiality. Employee understands and agrees that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that Employee will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of his immediate family members and professional representatives, unless required by subpoena or court order. Employee further agrees that he will not, at any time in the future, make any statements to any third parties that disparage any of the Releasees personally or professionally.

          6. Company Property/Proprietary Information. Employee agrees to continue to abide by the terms of sections 4, 5, 6, and 7 of his employment agreement with the Company, dated January 25, 2002.

          7. New York Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of New York. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the State and County of New York, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

          8. Integration. Except as otherwise specifically provided for, this Agreement constitutes an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Employee represents and warrants that he is not relying on any promises or representations which do not appear written herein. Employee further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the parties hereto.

          9. Voluntary Agreement. EMPLOYEE UNDERSTANDS AND AGREES THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates provided below.



DATED:  January 17, 2003         Globecomm Systems Inc.

                                 By:  /s/ Kenneth A. Miller
                                      -------------------------
                                 Its: President



DATED:  January 22, 2003         G. Patrick Flemming

                                 /s/ G. Patrick Flemming
                                 -------------------------------




                                       2